Exhibit 99.1

Spherix Launches Innovate21 to Aid Technology Startups

TYSONS CORNER, Va., Feb. 10, 2014 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that it is launching its Innovate21 division.  Innovate21 is being formed by Spherix to lead the innovation of new technology and its products through the utilization of Spherix’s intellectual property.  Spherix’s Innovate21 division will offer startups throughout the world licenses on selected patents that the company owns in exchange for equity positions in the startups.

CEO, Anthony Hayes stated “Through our Innovate21 program we are truly bridging the gap between the intellectual property holder and technology startups bringing new and exciting technologies to market.  Innovate21 stands for Innovation in the 21st Century and we here at Spherix truly believe this is a win win situation for both our company and the new partners we will help.  Our IP which consist of over 300 patent and patent applications is extremely strong and with its past history of innovation from the world famous Nortel Networks we hope to spur the next great product to market.”

In the coming weeks Spherix will fully launch its Innovate21.com website to allow inventors and startups the ability to apply to partner with Spherix.

About Spherix:

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations

Phone: (703) 992-9325

Email: info@spherix.com

Or:

RedChip Companies Inc.

1-800-REDCHIP (733-2447)